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                                                                    EXHIBIT 99.2

FOR IMMEDIATE RELEASE:                                Tuesday, December 16, 1997

CONTACT: Stephen J. Szapor, Jr., President/CEO             Z. James Czupor
         Robert J. Stephens, Vice President/Treasurer      The InterPro Group
         Colorado Gaming & Entertainment Co.               303-871-8909
         303-716-5600

               COLORADO GAMING & ENTERTAINMENT CO. STOCKHOLDERS
                       APPROVE ACQUISITION BY LADBROKE

DENVER, COLO., December 16, 1997 -- Colorado Gaming & Entertainment Co. (CGME:OTC Bulletin Board), parent company of the Bullwhackers Casinos in Black Hawk and Central City, Colo., and the Silver Hawk Saloon & Casino in Black Hawk, announced today that its stockholders approved the previously announced acquisition of the company by a United States subsidiary of Ladbroke Group PLC at its special meeting of stockholders held December 12, 1997.

    The transaction remains subject to approval by the Colorado Limited Gaming Control Commission as well as expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act.

    Colorado Gaming & Entertainment Co. currently anticipates closing to occur late in the first quarter or early in the second quarter of 1998.

    Colorado Gaming & Entertainment Co. currently owns and operates three limited stakes casinos in Colorado located in the adjacent towns of Black Hawk and Central City. The casinos, operating under the names of Bullwhackers and Silver Hawk, offer combined gaming space of approximately 25,000 square feet, with approximately 1,250 gaming devices and 23 gaming tables. CG&E is Colorado's largest casino management company and the company is the largest employer in Gilpin County.

    Ladbroke Group, based in England, is one of the world's leading betting, gaming and hospitality companies whose U.S. gaming operations currently comprise three race tracks in Pennsylvania, Michigan and California and Ladbrokes Casino San Pablo in Northern California. Its subsidiary, Hilton International, operates all Hilton hotels outside the USA and the group has recently entered into an alliance with Hilton Hotels Corporation to reunite the Hilton Hotel brand on a worldwide basis.


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